USCHINA CHANNEL INC.

                             665 Ellsworth Avenue

                           New Haven, CT 06511, USA

Shandong FangXing Technology Development Co., Ltd. (a.k.a.:FangXing Pharma Inc.)

Attention: Li, Xiubing, President

Ladies and Gentlemen:

      The purpose of this letter (“Letter of Intent”) is to set forth certain non-binding understandings and certain binding agreements between USChina Channel Inc., a Nevada Incorporation (“USChina”), the issued and outstanding shares (the “Securities”) of which are registered under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and which trade in the United States over-the-counter bulletin board securities market, and Shandong FangXing Technology Development Co., Ltd (a.k.a. FangXing Pharma Inc.), a company organized under the laws of the People’s Republic of China (“FangXing”), relating to the acquisition (the “Acquisition”)by USChina, or a company controlled by USChina or its successor, of all of the issued and outstanding shares of capital stock (the “FangXing Stock”) of FangXing.

     1.  The Acquisition.

    (a) On the terms and subject to the conditions to be set forth in a definitive agreement to be negotiated and entered into by USChina and FangXing (the “Agreement”), at the closing of the Acquisition (the “Closing”), USChina shall acquire all of the issued and outstanding shares of FangXing Stock.  The Agreement will contain usual and customary representations by USChina and FangXing, and certain customary covenants and agreements by the parties, (including agreements relating to indemnification).  The Closing will be subject to usual and customary conditions, including, but not limited to, those set forth in Section 8 hereof.

    (b) The parties agree to use their respective best efforts to cause the Agreement to be prepared and executed as promptly as practicable after execution of this Letter of Intent, and to satisfy all the conditions necessary to Closing.

     2.  Structure.

     This Letter of Intent contemplates that the Acquisition will be structured as multi-step transaction in which,

    (a) USChina will (i) form a subsidiary (“Acquisition Co.”) incorporated under the laws of the State of Nevada, and (ii) issue newly issued restricted shares (the “Merger Shares”), representing approximately  66.67 % of the total issued and outstanding capital stock on the fully diluted basis, of USChina, following issuance of the Merger Shares, to the shareholders of FangXing (the “FangXing Shareholders”) in proportion to their existing holdings of FangXing Stock and,

    (b) FangXing shall merge with and into Acquisition Co. and become a wholly-owned subsidiary of Acquisition Co (the “Merger”).  It is understood and agreed that the parties may agree to an alternative structure to effect the Acquisition provided that any such alternative structure shall be consistent with the understandings expressed herein.

     3.  Consideration for Acquisition.

     In consideration of the acquisition of the FangXing Stock, the FangXing Shareholders shall receive the Merger Shares, which shall not be registered for resale under the Securities Act of 1933, as amended (the “Securities Act”), and may not be resold by the FangXing Shareholders without registration, or pursuant to an exemption from registration, under the Securities Act.

     Certificates issued to the FangXing shareholders representing the Merger Share (the “Merger Share Certificates”) shall bear a restrictive legend in the following form.

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED

     4.  Payment of Acquisition Expenses.

     FangXing and USChina will bear their own costs respectively in this merger, Financing costs will bear by FangXing as specified in bellow 8 and 9. Usually, the financial costs will only pay when the financing money is released.

     5.  Governmental Requirements.

     (a) USChina guarantees in compliance with all of the requirements necessary to maintain registration of the Securities under the Exchange Act and to permit trading in the Securities at Closing. Upon execution of this Letter of Intent and the Agreement, USChina shall have taken all actions necessary to comply with all United States federal, and Nevada requirements (“Governmental Requirements”) required to be taken by it in connection with the consummation of the Acquisition.

     (b) FangXing agrees that, at Closing, it shall have taken all actions necessary to comply with all People’s Republic of China national, provincial and local requirements (“Chinese Governmental Requirements”) required to be taken by it in connection with the consummation of the Acquisition, and shall cooperate with USChina by taking any action reasonably requested by USChina to permit USChina to comply with U.S. Government Requirements, including the preparation of financial statements (“Audited Financial Statements”) prepared in accordance with United States generally accepted accounting principles (GAAP) and in compliance with Regulation S-X and the other rules and regulations of the United States Securities and Exchange Commission (“SEC”) and audited by an independent public accounting firm registered with United States Public Company Accounting Oversight Board (“PCAOB”).

      6.Inspection: Provision of Information.

      Upon execution of this Letter of Intent, FangXing and USChina shall be granted an opportunity to conduct any and all inspections of the business of the other party and to receive all information, including financial records, and the like which either shall request, including, without limitation, all information necessary in connection with the preparation of the Agreement, compliance with the U.S. and Chinese Governmental Requirements and satisfaction of any condition to Closing. Each of the parties shall provide representatives of the other party with full access to its books, records and other information, as well as to its officers, key employees and independent accountants.

      7.

Confidentiality.

     Before the Closing, neither FangXing, nor USChina, and nor any of their respective affiliates or agents shall make any public release of information regarding the matters contemplated herein except FangXing, and USChina shall be permitted to make such public disclosure as required by the laws of the United States, the People’s Republic of China and other associated jurisdiction, including, but not limited to, any reports, proxy statements or other filings required to be made by USChina with the SEC, and any filings required to be made by FangXing with the People’s Republic of China and other associated jurisdiction in connection with the consummation of the transactions contemplated by this Letter of Intent.

      8.

Conditions Precedent.

      Closing of the transactions contemplated by this Letter of Intent and the Agreement is subject to satisfaction or waiver of the following conditions:

     (a). Approval of the Acquisition by both the principals and majority of the capital representatives of USChina, and both the principals and majority of the capital representatives of FangXing.

     (b). USChina and FangXing completing their respective due diligence to both parties satisfaction.

     (c). Delivery of Audited Financial Statements for recent two years of FangXing.

     (d). Satisfaction of all necessary U.S. Governmental Requirements.

     (e). Satisfaction of all necessary other associated jurisdiction Chinese Governmental Requirements.

     (f). Consummation of the Conversion and the Merger.

     (g). Delivery of certificates representing the Merger Shares.

     (h). Delivery of certificates of officers of USChina and FangXing certifying the continued truth of their respective representations and warranties made in the Agreement and the satisfaction or waiver of all other conditions to Closing set forth in the Agreement.

(i). Prior to the signing of a formal share exchange agreement, the delivery of a letter(s) of commitment or intent from an investment company(s) or individual money mangers stating a firm commitment towards offering USChina financing capital, or debt for $17 millions. After the offering, the total shares of USChina on the full-diluted basis will not exceed 33.3% of the total shares after the merger process completes.

     (j) FangXing will bear all costs relative the financing of $17 million.

     (k). The operation of USChina will separate into an independent company. USChina will leave without both assets and liabilities in the Closing of the merger. FangXing will bear all costs after the merger completes.

     9. Performing Procedures.

     (a) FangXing will deliver USChina an unaudited financial statement from Oct. 1 2008 to September 30, 2009 with approximately net profits of $ 9.49_million, revenue of $ 38.51 _million, and revenue growth _36_% and net profits growth 33_% over same period of last fiscal year.

     (b) USChina begins to look for $17 million debt or capital financial commitment.

     (c) If it is necessary, Andrew Chien will sacrifice portion of his USChina holdings, up to 700,000 shares, to guarantee the financial targets of the LOI.

     (d) FangXing will pay 1.5% of total gross proceeds from financing to USChina as financial consult fee. The fee will deposit at the separated unit of USChina after the merger.

     (e) If USChina couldn't get the $17 million financial commitment within two months after FangXing submits the audited financial statements, FangXing has the right to withdraw from the agreement. Both parties will bear their own costs.

     10. No Shopping Around.

After the sign of the Letter of Intent, FangXing agree not to offer the business combination to anyone else, nor to provide any information to any other potential business combination partner except that either side fails to deliver the conditions as specified in 8 in the five-month period.

     11. Management of USChina.

     Generally, the members of the board of directors and officers of USChina shall resign and be replaced by nominees of FangXing at the Closing. The new management nominees will also consider the opinions of the investors relative to the $17 million financing.

     12. Disputes and Penalty.

     (a) After signing the LOI, both parties should do their best to honor the obligation as mentioned in the letter. Any dispute of this LOI should be resolved by friendly negotiations of both parties.

     (b) Any party of the LOI can't withdraw its obligation without other party permission except to withdraw based on 8 and 14 of this letter. The maximum penalty would be $1,000,000 for any party violation of this agreement.

      13. Termination.

     The binding effective of this letter as specified 6, 7 and 9, 10 would terminate within five months from the date of signature if FangXing or USChina can not deliver the condition as specified in 8, except that extended in writing and agreed upon by both parties.

     14. Entire Agreement.

     This Letter of Intent supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof, and may not be changed orally, but only by an agreement in writing, signed by both parties.

   USChina Channel Inc.           Shandong FangXing Technology

                                  Development Co., Ltd

Signature:                       Signature:

        s/s: Andrew Chien                s/s: Xiubing Li

 Print Name: Andrew Chien          Print Name: Li, Xiubing

            President                        President

Date: November_17, 2009         Date: November  17, 2009

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